Exhibit 23.5

Yulong Eco-Materials Limited

January 27, 2015

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 (the “Registration Statement”) of Yulong Eco-Materials Limited (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and upon the consummation of the Company’s initial public offering of its ordinary shares being registered under the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Baoming Yu
Name: Baoming Yu